Exhibit 10.1

At-Will Employment

In consideration of the mutual covenants set forth below, and for other valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, Kraig Biocraft Laboratories, Inc., (hereafter Employer or Company or Kraig) agrees to hire Jon Rice, (hereafter Mr. Rice or Employee) on an at-will basis and Employee agrees to work for Employer as set forth in this Agreement.

The Company and Employee each desires that Employee furnish services to the Company on the terms and conditions hereinafter set forth. The parties enter into this agreement setting forth the terms and conditions of the employment of the Employee with the Company.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and undertakings contained in this Employment Contract, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts such employment, on the terms and conditions hereinafter set forth.

Term. The term of Employee's employment under this At Will Employment Agreement shall be for a period of one (1) year, commencing on January 19, 2015 and ending on January 18, 2016, unless further extended by mutual written or sooner terminated as hereinafter provided. This is an AT WILL agreement which may be terminated by either party at any time. Any extension or modification of this agreement will be in the form of an employment contract, signed by the Employee and the CEO and will contain the words “Employment Agreement in its title.  No such modification or extension shall be valid unless it is approved by the Company’s board of Directors)

This Agreement is dated January 19, 2015

1.           DESCRIPTION OF DUTIES

A.           Name of Position
The Mr. Rice shall be employed in the capacity of Chief Operations Officer (COO) and shall report directly to the CEO and carry out the duties and tasks assigned to him by the CEO.

C.           Duty of Loyalty and Best Effort
Employee shall devote all of his/her working time, attention, knowledge, and skills to Employer's business interests and shall do so in good faith, with best efforts, and to the reasonable satisfaction of the Employer.  Employee understands that they shall only be entitled to the compensation as set forth in this Agreement.

D.           Place and Hours of Employment
Employee understands that that their duties shall be primarily rendered at Employer’s business premises or at such other places as the Employer shall in good faith require.  The position is full time.

E.	Compensation

Signing Bonus: As a signing bonus for coming to work for Employer and for signing this agreement, Mr. Rice will receive a warrant on 2,000,000 shares of the Company’s common stock at a strike price of $0.001 with a cashless exercise provision.  The warrant vests immediately upon the signing of this agreement. The warrant will be exercisable on February 2, 2016 and on any day thereafter falling on or before the expiration of the warrant.  The warrant will expire on January 19, 2018.

Annual Compensation: The cash portion is an annual allocation of $120,000 to be divided between salary, health insurance, tuition expense for the ongoing Executive MBA program, and possible: 1) 401k contributions, 2) HSA contributions and 3) life insurance premiums.  It is the intention of the Company that the $120,000 is inclusive of all payroll and compensation costs other than the employer portion of payroll withholdings.  The precise allocation of the $120,000 among these categories will be the subject of further discussions and the input of Mr. Rice.

In addition the Company will pay the monthly costs for mobile service for Mr. Rice’s mobile phone while he is employed by the Company.

The Company has agreed that it will implement a 401k for Mr. Rice’s benefit if such can be implemented with reasonable cost and convenience.

In addition, Mr. Rice has disclosed that he might incur costs for past educational expenses.  In that event, the Company has agreed that it will cover cost (anticipated to be approximately $11,000) and that this payment for past educational expenses will not be a deduction from the $120,000 figure referenced above.

2.           TERMINATION

“At Will” Employment
Employee’s employment with Employer is “at will.”  “At will” is defined as allowing either Employee or Employer to terminate the Agreement at any time, for any reason permitted by law, with or without cause and with or without notice.

3.	COVENANTS

A.	Non-Disclosure of Trade Secrets, Customer Lists and Other Proprietary Information
Employee agrees not to use, disclose or communicate, in any manner, proprietary information about Employer, its operations, product development, scientific research, business plans, production methodologies, clientele, or any other proprietary information, that relate to the business of Employer.  This includes, but is not limited to, the names of Employer’s customers, its marketing strategies, operations, research and development or any other information of any kind which would be deemed confidential or proprietary information of Employer including but not limited to: Business plans, areas of research and research methodologies, the identities of Employers production, commercialization and research partners.

Employee acknowledges that the above information is material and confidential and that it affects the profitability of Employer.  Employee understands and that any breach of this provision, or of any other Confidentiality and Non-Disclosure Agreement, is a material breach of this Agreement.

To the extent Employee feels that they need to disclose confidential information; they may do so only after being authorized to so do in writing by Employer.

B.	Confidential Information.
Employee agrees that, during the term of this Agreement and at all times thereafter, Employee will treat as confidential and maintain in confidence all information relating to the business of Kraig, including without limitation the areas of research and investigation that Kraig is or has been pursuing, Kraig's business plans, the identity of the customers, suppliers, and joint researchers of Kraig, Kraig's arrangements with such parties, and technical data relating to Kraig's products, services and research, including without imitation, genetic sequences and methods for creating transgenic silkworms, testing data relating to Kraig products, the location of Kraig’s testing and production operations, the identity of parties which Kraig is negotiating with, trade secrets of Kraig, and in addition, communications with or from Kraig.  All such information as described above in this paragraph is “Confidential Information” and is referred to as such in this document.  All documents or information that an executive officer of Kraig has identified, either verbally or in writing, as confidential, shall also be deemed confidential for purposes of this paragraph.  In addition, Employee agrees that, without the prior written approval of Kraig, Employee will not disclose any such information at any time to any person, corporation, or other entity except authorized personnel of Kraig.  Upon the termination of this Agreement for any reason, Employee will not take or retain any records, files or other documents, or copies thereof, relating in any way to the business operations of Kraig or any subsidiary of Kraig.

C.           Non Disparagement.  Employee agrees that during the term of this agreement and for a period of three years following the termination of this agreement they will not intentionally make any disparaging, libelous, slanderous or defamatory statements directly or indirectly in any form against Employer or any of Employer’s executives or other employees.

D.           Adherence to Employer's Policies, Procedures, Rules and Regulations
Employee agrees to adhere by all of the policies, procedures, rules and regulations set forth by the Employer.  To the extent that Employer’s policies, procedures, rules and regulations conflict with the terms of this Agreement, the specific terms of this Agreement will control.

E.           Covenant to Notify Management of Unlawful Acts or Practices
Employee agrees to abide by the legal and ethics policies of Employer as well as Employer’s other rules, regulations, policies and procedures.  Employer intends to comply in full with all governmental laws and regulations as well as any ethics code applicable to their profession.  In the event that Employee is aware of Employer, or any of its officers, agents or employees, violating any such laws ethics codes, rules, regulations, policies or procedures, Employee agrees to bring forth all such actual and suspected violations to the attention of Employer immediately so that the matter may be properly investigated and appropriate action taken.

4.	PROPERTY RIGHTS

A.           New Customers or Clientele Generated While at Work
Employee agrees that any customers or clientele generated by Employee pursuant to employment with Employer are the customers and clientele of the Employer and subject to the non-disclosure and non-solicitation covenants set forth above.

B.           Records and Accounts
Employee agrees that all those records and accounts maintained during the course of employment are the property of Employer, shall remain current and be maintained at Employer’s place of business.

C.           Return Upon Termination
Employee agrees that upon termination they will return to Employer all of Employer’s property, including, but not limited to, intellectual property, trade secret information, customer lists, operation manuals, employee handbook, computers, computer files, records and accounts, materials subject to copyright, trademark, or patent protection, customer and Employer information, credit cards, business documents, reports, automobiles, keys, passes, and security devices.

D.           Copyrights, Inventions and Patents
Employee understands that any copyrights, inventions or patents created or obtained, in part or whole, by Employee during the course of this Agreement are to be considered “works for hire” and the property of Employer.  Employee assigns to Employer all rights and interest in any copyright, invention, patents or other property related to the business of the Employer.

5.           Entire Agreement

This Agreement, along with the “At Will: Policy Statement,” which Employee has signed, represents the complete and exclusive statement of the employment arrangements between the Employer and Employee.  No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by the parties concerning their employment arrangement agreement.

6.           The Effect of Prior Agreements or Understandings

This Agreement supersedes any and all prior Agreements or understandings between the parties, including letters of intent or understanding, except for those documents specifically referred to within this Agreement.

7.           Modifications

Employee and Employer agree that this writing, along with the “At Will: Policy Statement” which Employee has signed, constitutes the entirety of the Employment contract between the parties.  Any modifications to this Agreement may only be done in writing and must be signed by the CEO of Employer and be approved by the board of directors of Employer.

8.           Severability of Agreement

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

9.           Waiver of Breach

The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate as a waiver of any subsequent breach by the Employee.  No waiver shall be valid unless placed in writing and signed by [an officer] of Employer.

10.           Ambiguities Related to Drafting

Employer and Employee agree that any ambiguity created by this document will not be construed against the drafter of same.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first stated above.

Kraig Biocraft Laboratories, Inc.

By:	/s/ Kim Thompson
Kim Thompson
CEO

By:	/s/ Jon Rice